Exhibit 14.1

OPTA CORPORATION

CODE OF ETHICS FOR SENIOR OFFICERS

It is the policy of Opta Corporation (the “Company”) that its chief executive officer, chief financial officer, principal accounting officer or controller, and/or persons performing similar functions (the “Senior Officers”) observe high standards of business and personal ethics in the conduct of their duties and responsibilities.  The Senior Officers must practice honesty and integrity in every aspect of dealing with other Company employees, the public, the business community, stockholders, customers, suppliers and government authorities.  The Senior Officers shall abide by this Code of Ethics for Senior Officers (the “Code of Ethics”) and shall adhere to the following ethical principles:

1.                                       Honest and Ethical Conduct.  Each Senior Officer shall act with honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships.

2.                                       Conflicts of Interest.  Each Senior Officer shall avoid conflicts of interest and material transactions or relationships involving potential conflicts of interest without proper approval.  Senior Officers shall not receive benefits from a person doing or seeking to do business with the Company which is not in the best interests of the Company.

3.                                       Full, Fair, Accurate, Timely and Understandable Disclosure.  Each Senior Officer will make full, fair, accurate, timely and understandable disclosures in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission and in other public communications made by the Company.

4.                                       Compliance with Applicable Laws.  Each Senior Officer will comply with applicable governmental laws, rules and regulations.

5.                                       Internal Reporting of Conflicts of Interest.  Each Senior Officer will promptly report any material transaction or relationship that reasonably could be expected to give rise to such a conflict to the Company’s Compliance Officer.  The Company’s Compliance Officer shall fully investigate and report to the Board of Directors any actual, potential or alleged violations of this Code of Ethics.

6.                                       Consequences for non-adherence to the Code of Ethics.  Any violation of this Code of Ethics, whether or not material, may have repercussions which could include termination of employment.